EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-160581) of our report dated March 30, 2018 included in this Annual Report on Form 10-K of Cicero Inc. (the “Company”), relating to the consolidated balance sheets of the Company as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2017.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina
March 30, 2018